                                                                        99(a)(1)

                                 PROMISSORY NOTE

NEW YORK, N.Y. October 18, 1999                                    $125,000,000

on June 30, 2000, PEC Acquisition Corporation ("maker"), a Maine corporation promises to pay to the order of BANK LEUMI USA ("Bank") the amount of the advances to the maker from the Bank pursuant to the next sentence up to One Hundred Twenty Five Million Dollars ($125,000,000) at the Bank at 564 Fifth Avenue, New York, New York 10036. The Bank agrees to make advances to the maker from time to time on one or more Business Days on or prior to February 28, 2000, upon at least five Business Days written notice to the Bank provided that each advance shall be in an amount of at least $10,000,000. All drawings under the Note shall be made no later than February 28, 2000.

      Interest shall be computed at a rate per annum which shall be equal to 0.22% per annum above the Libor Rate (Reserve Adjusted)(*) for a one, three or six month term, as elected by the maker and calculated by the Bank, in the manner hereinafter provided, but in no event in excess of the maximum rate permitted by applicable law; provided, that in the event the Bank shall have determined that by reason of circumstances affecting the Libor Rate (Reserve Adjusted) adequate and reasonable means do not exist for ascertaining the Libor Rate (Reserve Adjusted) for any Interest Period, or the time remaining to the stated maturity date of this Note is less than the shortest Interest Period which may be elected hereunder, then the applicable rate of interest during such Interest Period shall be equal to the rate of interest designated by the Bank, and in effect from time to time, as its "Reference Rate" adjusted when said Reference Rate changes, but in no event in excess of the maximum rate permitted by law (the maker acknowledges that the Reference Rate may not necessarily represent the lowest rate of interest charged by the Bank to customers); further provided that if, at the end of any Interest Period, the maker has failed to timely notify the Bank of its election of the choice of interest rate for or length of the next Interest Period, then the interest rate in effect thereafter shall be at the Libor Rate (Reserve Adjusted) plus 0.22% per annum for an Interest Period the length of which shall be the same length as the immediately preceding Interest Period unless such Interest Period would end after the stated maturity date of this Note, in which case the Interest Period shall be of a duration equal to the next longest Interest Period which would end prior to such scheduled maturity date, provided further that no Libor Rate (Reserve Adjusted)-based loan shall be made less than one month before the stated maturity date of this Note or after the occurrence and continuance of an Event of Default or an event which, upon notice, passage of time or both would constitute an Event of Default. Interest hereunder shall be payable on the last day of each

----------

* "Libor Rate" means, relative to any Interest Period (hereinafter defined) for loans made pursuant to this Note and which bear interest at the "Libor Rate (Reserve Adjusted)", the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which dollar deposits in the approximate amount of the amount of the loan to be made or continued hereunder by the Bank and having a maturity comparable to such Interest Period would be offered to the Bank in the London Interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

      "Libor Reserve Percentage" means, relative to any Interest Period for loans hereunder, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve System Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve System Board).

      "Libor Rate (Reserve Adjusted)" means, relative to any loan to be made or continued hereunder for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/16th of 1%) determined by the Bank as follows:

                  Libor Rate       =             Libor Rate
              (Reserve Adjusted)       -------------------------------
                                       1.00 - Libor Reserve Percentage

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                                        2


Interest Period and at maturity (whether by acceleration or otherwise). The term "Interest Period" as used in this Note shall mean a period of one, three or six month(s), as elected by the maker by written or facsimile notice to the Bank given not later than 12:00 noon five Business Days prior to the commencement of an Interest Period. No Interest Period shall extend beyond the stated maturity date of this Note. The initial Interest Period for this Note shall begin on the day of the initial draw down under the Note, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that, if any Interest Period would otherwise end on a day that is not a Business Day but is a day of the calendar month after which no further Business Day occurs in such month, such Interest Period shall end on the next preceding Business Day and further provided that if any Interest Period commences on the last Business Day in a calendar month or if there is no corresponding day in the calendar month in which it is to end, then it shall end on the last Business Day in a calendar month. The Bank shall give notice to the maker of the interest rate determined for each Interest Period as provided herein within two business days after the beginning of such Interest Period, and such notice shall be conclusive and binding upon the maker for all purposes absent manifest error. The maker shall pay to the Bank to compensate it for any loss, cost or expense that the Bank determines is attributable to any prepayment of a loan made by the Bank to the maker using the Libor Rate (Reserve Adjusted). Such compensation shall be an amount equal to the excess (if any) of (i) the amount of interest that otherwise would have accrued on the principal amount so prepaid for the period from the date of such prepayment to the last day of the then current Interest Period for such loan at the applicable rate of interest for such loan provided for herein less (ii) the amount of interest that otherwise would have accrued on such principal amount from the date of such prepayment until the end of the then current Interest Period at a rate per annum equal to the interest component of the amount the Bank would have bid in The London Interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank). The term "Business Day" shall mean any day of the year on which the Bank is open for business (as required or permitted by law or otherwise) and on which dealings in U.S. dollar deposits are carried on in London, England.

      If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for the Bank to make Libor Rate (Reserve Adjusted)-based loans, or to maintain interest rates based on Libor, then in the former event, any obligation of the Bank contained herein or in any agreement of the Bank to make available such unlawful Libor Rate (Reserve Adjusted)-based loans shall immediately be cancelled, and in the latter event, any such unlawful Libor Rate (Reserve Adjusted)-based loans then outstanding shall be converted, at the Bank's option, so that interest on the outstanding principal balance subject hereto is determined in relation to the Reference Rate as hereinabove provided; provided however, that if any such Change in Law shall permit any Libor Rate (Reserve Adjusted)-based loans to remain in effect until the expiration of the Interest Period applicable thereto, then such permitted Libor Rate (Reserve Adjusted)-based loans shall continue in effect until the expiration of such Interest Period; and further provided, however, that if any such Change in Law does not so permit any Libor Rate (Reserve Adjusted)-based loans to remain in effect, then the maker shall have the right to prepay this Note immediately in whole or in part without penalty or premium. Upon the occurrence of any of the foregoing events, maker shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any fines, fees, charges, penalties or other costs incurred or payable by the Bank as a result thereof and which are attributable to any Libor Rate (Reserve Adjusted) options made available to maker hereunder, and any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon maker.

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                                       3


      If any Change in Law or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

      (A) subject the Bank to any tax, duty or other charge with respect to any Libor Rate (Reserve Adjusted) options, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); or

      (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of the Bank; or

      (C)   impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining any Libor Rate (Reserve Adjusted)-based loan hereunder and/or to reduce any amount receivable by the Bank in connection therewith, then in any such case, maker shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any additional costs incurred by the Bank and/or reductions in amounts received by the Bank which are attributable to such Libor Rate (Reserve Adjusted)-based loan. In determining which costs incurred by the Bank and/or reductions in amounts received by the Bank are attributable to any Libor Rate (Reserve Adjusted)-based loan made to maker hereunder, any reasonable allocation made by the Bank among its operations shall be conclusive and binding upon maker.

      The maker shall have the right to prepay this Note in whole or in part at the end of any Interest Period (but if in part, in the principal amount of $25,000.00 or any whole multiple thereof), in each case upon not less than 5 Business Days prior written notice to the Bank, without penalty or premium, provided that on each prepayment the maker shall pay accrued interest on the principal amount so prepaid to the date of such prepayment, and each partial prepayment shall be applied to this Note in the inverse order of their stated maturities. The maker may not reborrow any amount prepaid under this Note.

      The Bank is hereby authorized to enter on the schedule attached hereto the amount of each drawdown and each payment of principal thereon, without any further authorization on the part of the maker or any guarantor of this Note, but the Bank's failure to make such entry shall not limit or otherwise affect the obligations of the maker or any guarantor of this Note. In the event that any other Liabilities (as hereinafter defined) of maker to the Bank are due at any time that the Bank receives a payment from maker on account of this Note or any such other Liabilities of maker, the Bank may apply such payments to amounts due under this Note or any such other Liabilities in such manner as the Bank, in its discretion, elects, regardless of any instructions from maker to the contrary.

      Interest shall be computed on the basis of a 360-day year and, with respect to any Interest Period, the number of days lapsed up to and not including the last day of such Interest Period.

      The maker authorizes (but shall not require) the Bank to debit any account maintained by the maker with the Bank, at any date on which the payment of principal or of interest on any of the Liabilities is due, in an amount equal to any unpaid portion of such payment. If the time for payment of principal of or interest on any of the Liabilities or any other money payable hereunder or with respect to any of the Liabilities becomes due on a day on which the Bank's offices are closed (as required or permitted by law or otherwise),

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                                       4


such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment. All payments by the maker of this Note on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds.

      The Bank or holder hereof shall not be obligated to exercise any authority or right granted to it hereunder and shall not be liable for any action taken or omitted or the manner of taking any action, except for its willful misconduct or gross negligence, and in no event for consequential damages.

      To induce the Bank to make the loans evidenced by this Note, the maker represents and warrants to the Bank that the maker is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified as a foreign corporation in each jurisdiction wherein the character of the property owned or the nature of the business being transacted by it makes such qualification necessary (except where the failure to be qualified would not reasonably be expected to have a material adverse effect on the maker); the maker has the corporate power to execute and deliver this Note and to incur and perform its obligations hereunder. The execution, delivery and performance of this Note has been duly authorized by all necessary corporate action and does not violate any provision of law or of the maker's Certificate or Articles of Incorporation or By-Laws or result in the breach of, or constitute a default under, any indenture or other agreement or instrument to which the maker is a party or by which the maker be bound or affected. This Note constitutes, the legal, valid and binding obligation of the maker, enforceable in accordance with its terms. The proceeds of this Note shall be used to provide the cash necessary to fund the acquisition of all of the outstanding public shares of PEC Israel Economic Corporation, a Maine corporation ("PEC Israel"). The maker further represents and warrants to the Bank that (i) it has not and will not engage in any activities other than to consummate the purchase of the outstanding public shares of PEC Israel and that it was created exclusively for the purpose of acquiring the publicly held minority 18.65% common shares of PEC Israel; (ii) prior to the merger of the maker into PEC Israel, the maker shall furnish to the Bank, prior to each drawdown of the credit facility hereunder, a certificate signed by an officer of the maker confirming that the maker was not engaged in any operating activities, did not incur any debt except hereunder, that there are no other creditors of the maker other than the Bank, and that (iii) on the date of such advance no condition or event shall have occurred and be continuing which would result in, or which has resulted in, the acceleration of this Note. The maker shall cause Discount Investment Corporation Ltd., a corporation incorporated in the State of Israel five Business Days prior to each drawdown, to furnish a certificate signed by one of its officers stating that it is not in default of any of its obligations in any material respect under its Unlimited Guaranty executed in favor of the Bank in support of the obligations of the maker to the Bank.

      The maker covenants and agrees that until the maker merges into PEC Israel,the maker shall not (a) pay any management fee; (b) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any other person, firm, corporation or other entity; (c) make any loan, advance or capital contribution or extend any credit to any person, firm, corporation or other entity; (d) sell, lease, assign, transfer or otherwise dispose of any of its assets, other than in the ordinary course of business; (e) declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding or return any capital or make any distribution of assets to stockholders or issue any capital stock; and (f) create, incur, assume or suffer to exist, any indebtedness for borrowed money or for the deferred purchase price of property, other than to its shareholders, which debt may only be incurred for purposes of consummating the acquisition of all of the outstanding public shares of PEC Israel and, in any event, such indebtedness shall be subordinated to the prior payment in full of all indebtedness due to the Bank by the maker.

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                                       5


      All Property (as hereinafter defined) held by the Bank shall be subject to a security interest in favor of the Bank or holder hereof as security for any and all Liabilities. The term "Property" shall mean the balance of every deposit account of the maker with the Bank or any of the Bank's nominees or agents and all other obligations of the Bank or any of its nominees or agents to the maker, whether now existing or hereafter arising, and all other personal property of the maker (including without limitation all money, accounts, general intangibles, goods, instruments, documents and chattel paper) which, or evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to the Bank or any of its nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered. The term "Liabilities" shall mean the indebtedness evidenced by this Note and all other indebtedness, liabilities and obligations of any kind of the maker to (a) the Bank, (b) any group of which the Bank is a member, or (c) any other person if the Bank has a participation or other interest in such indebtedness, liabilities or obligations, whether (i) for the Bank's own account or as agent for others, (ii) acquired directly or indirectly by the Bank from the maker or others, (iii) absolute or contingent, joint or several, secured or unsecured, liquidated or unliquidated, due or not due, contractual or tortious, now existing or hereafter arising, or (iv) incurred by the maker as principal, surety, endorser, guarantor or otherwise, and including without limitation all expenses, including reasonable attorneys' fees, incurred by the Bank in connection with any such indebtedness, liabilities or obligations or any of the Property (including any sale or other disposition of the Property).

      The Bank or holder hereof shall not be obligated to exercise any authority or right granted to it hereunder and shall not be liable for any action taken or omitted or the manner of taking any action (including without limitation with respect to the care of the Property by the Bank or holder hereof), except for its willful misconduct or gross negligence, and in no event for consequential damages.

      Upon the happening, (i) with respect to the maker of this Note or any assets of such maker of any of the following events: (a) the failure to furnish the Bank with any requested financial information concerning the maker; (b) the making by the maker of any material misrepresentation to the Bank in obtaining credit for the maker (in the event that the maker is hereafter merged into another entity, the surviving entity, if other than the original maker hereunder, shall not be subject to this sub-section(b) of this paragraph); (c) the making by the maker, after the date hereof, of a mortgage or pledge in excess of $1,000,000 in the aggregate; (d) the commencement of a foreclosure proceeding; (e) default in the payment of principal or interest on this Note or in the payment of any other obligation of said maker held by the Bank or in the performance or observance of any material covenant or agreement contained in the instrument evidencing such obligation; (f) default in the payment of principal of or interest on any indebtedness for borrowed money owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured the effect of which is to cause any holder of such indebtedness to cause the same to become due prior to its stated maturity; (g) a change in the financial condition or affairs of the maker which in the reasonable opinion of the Bank or subsequent holder hereof materially reduces its ability to pay all of its obligations; (h) the suspension of business (other than as a result of the merger of the maker into PEC Israel);
(i) the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for the maker or for any of its property, or the commencement of any proceedings by the maker under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute, or the commencement of any such proceedings without the consent of the maker, and such proceedings shall continue undischarged for a period of 60 days; (j) the sending of notice of an intended bulk sale; (k) the entry of judgments or attachments, levies or executions in an aggregate amount in excess of $1,000,000 against any of its properties shall not be released, discharged, dismissed, stayed or fully bonded for a period of 30 days

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                                       6


or more after its entry, issue or levy, as the case may be; (l) (x) the issuance of a warrant of distraint or (y) assertion of a lien for unpaid taxes, which are not within 30 days bonded or contested in good faith by appropriate proceedings (to the extent such proceedings are required) and with respect to which the maker has set up an adequate reserve under GAAP for the payment of such taxes,
(m) the failure, upon reasonable notice, to permit inspection of books or records of the maker by the Bank or any of its agents; (n) dissolution (if a corporation or partnership) or (ii) with respect to the guarantor of this Note or any assets of such guarantor of any of the following events: (a) any event of default by the guarantor under the guaranty of this Note and the passage of all applicable notice and cure time periods therein; (b) the failure to furnish the Bank with any requested financial information concerning the guarantor; (c) the commencement of a foreclosure proceeding which within 60 days after its start is not discharged, dismissed, stayed or bonded; (d) default in the payment of principal or interest on any indebtedness for borrowed money owed to any person or entity (including any such indebtedness in the nature of a lease), in an aggregate amount in excess of $10,000,000, or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or secured, the effect of which default is to cause any holder of such indebtedness to cause the same to become due prior to its stated maturity;(e) the entry of judgments or attachments, levies or executions in an aggregate amount in excess of $5,000,000, against any of its properties shall not be released, discharged, dismissed, stayed or bonded for a period of 30 days or more after its entry, issue or levy, as the case may be; (f) the assertion of a lien for unpaid taxes which are not within 30 days bonded or contested in good faith by appropriate proceedings (to the extent such proceedings are required) and with respect to which the guarantor has set up an adequate reserve under GAAP for the payment of such taxes; (g) a change in the financial condition or affairs of the guarantor which in the reasonable opinion of the Bank or subsequent holder hereof materially reduces the guarantor's ability to pay all of its obligations; or (h) the failure to permit, upon reasonable notice, inspection of books and records of the guarantor by the Bank or any of its agents, this Note, if not then due or payable on demand, shall become due and payable immediately without demand or notice, except that with respect to the events set forth in clauses (i) (a), (i) (b), (i) (d), (i) (e), (i) (f), (i)
(g), (i) (l) (x), (ii) (b), (ii) (c), (ii) (d), (ii) (g) and (ii) (h), the Bank
or the holder thereof shall have given notice to the maker or the guarantor, as the case may be, and such event shall not have been cured or remedied within four Business days after receipt of such notice by facsimile transmission to facsimile number 011-972-3-560-7570, Attn: Controller or by written notice, and all other debts or obligations of the maker hereof to the Bank or holder hereof, whether due or not due and whether direct or contingent and howsoever evidenced, shall, at the option of the Bank or holder hereof, also become due and payable immediately without demand or notice. After this Note becomes due, at stated maturity or on acceleration, any unpaid balance hereof shall bear interest from the date it becomes due until paid at a rate per annum 3% above the rate borne by this Note when it becomes due or, if such rate shall not be lawful with respect to the undersigned, then at the highest lawful rate. The liability of any party to commercial paper held by the Bank or holder hereof, other than the maker hereof, shall remain unaffected hereby and such parties shall remain liable thereon in accordance with the original tenor thereof. The maker agrees that if an attorney is retained to enforce or collect this Note or any other obligations by reason of non-payment of this Note when due or made due hereunder, a reasonable attorneys' fee shall be paid, which fees shall be computed as the reasonable value of the attorneys' services.

      The Bank reserves the right to sell participations to one or more persons or entities in or to all or a portion of its rights under this Note.

      This Note shall be governed by the laws of the State of New York and shall be binding upon the maker and the maker's heirs, administrators, successors and assigns. The maker hereby irrevocably consents to the jurisdiction of any New York State or Federal court located in New York City over any action or

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                                       7


proceeding arising out of any dispute between the maker and the Bank, and the maker further irrevocably consents to the service of process in any such action or proceeding by facsimile transmission to facsimile number 011-972-3-560-7570,
Att: Legal Counsel and the mailing of a copy of such process to the maker at the address set forth below. In the event of litigation between the Bank and the maker over any matter connected with this Note or resulting from transactions hereunder, the right to a trial by jury is hereby waived by the Bank and the maker. The maker also waives the right to interpose any set-off or counterclaim of any nature. The Bank or any holder may accept late payments, or partial payments, even though marked "payment in full" or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      The rights and remedies of the Bank provided for hereunder (including but not limited to the right to accelerate Liabilities of maker and to realize on any security for any such Liabilities) are cumulative with the rights and remedies of the Bank available under any other instrument or agreement or under applicable law.

                                        PEC ACQUISITION CORPORATION


                                        By: /s/ Yoram Turbowicz
                                        --------------------------------------
                                            Dr. Yoram Turbowicz, President
                                        --------------------------------------
                                        c/o PEC Israel Economic Corporation
                                        --------------------------------------
                                        (Address)

                                        511 Fifth Avenue, New York, NY 10017.
                                        --------------------------------------